Exhibit 3.8.3

LIMITED LIABILITY COMPANY AGREEMENT
OF
VENTAS FINANCE I, LLC

This Limited Liability Company Agreement (the “Agreement”) of Ventas Finance I, LLC, (the “Company”), is entered into by and among Ventas Finance I, Inc., a Delaware corporation and a wholly-owned subsidiary of Ventas, Inc., (“Member”) as the sole equity member of the Company and Dwight Jenkins, as Springing Member (as defined on Schedule A hereto).  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

W I T N E S S E T H:

WHEREAS, there has heretofore been filed a Certificate of Formation with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Act;

WHEREAS, the Member desires to form a limited liability company pursuant to the provisions of the Act;

WHEREAS, the Member hereby constitutes the Company as a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.               Name.

The name of the limited liability company is Ventas Finance I, LLC.

Section 2.               Principal Business Office.

The principal business office of the Company shall be located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky, 40207, or such other location as may hereafter be determined by the Member.

Section 3.               Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware, 19808.

Section 4.               Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware, 19808.

Section 5.               Member.

(a)           The mailing address of the Member is set forth on Schedule B attached hereto.  Upon its execution of a counterpart signature page to this Agreement, Ventas Finance I, Inc. is hereby admitted to the Company as the sole member of the Company.

(b)           Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 21 and 22), the Springing Member shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as a Special Member; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a Substitute Member.  Upon such an admission to the Company, the Substitute Member shall be deemed to be the Member.  Notwithstanding any provision in this Agreement to the contrary, upon the occurrence of any event that causes the Member to cease to be a member of the Company, the personal representative (as defined in the Act) of such Member (which shall be Ventas, Inc. so long as Ventas, Inc. retains all of the common stock of the Member) is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, appoint a “special purpose” entity (subject to the Lender’s reasonable approval) as a substitute member of the Company (the “Substitute Member”).  The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  A Special Member, in its capacity as a Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act, a Special Member, in its capacity as a Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, if the Special Member appoints a Substitute Member, such Substitute Member shall be an individual or a “special purpose” entity.  In order to implement the admission to the Company of a Special Member, the Person acting as an Springing Member pursuant to Section 11 shall execute a counterpart to this Agreement.  Prior to its admission to the Company as a Special Member, the Person acting as a Springing Member pursuant to Section 11 shall not be a member of the Company.

Section 6.               Certificates.

Anna H. Choe is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects).  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, Anna H. Choe’s powers as an “authorized person” ceased, and the Member and each Officer thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act.  The Member or any Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.               Purposes.  The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a)           (i)            to acquire, hold title to, own, service, manage, develop, operate, lease, license, mortgage, encumber, finance, refinance, sell and otherwise dispose of the Properties and perform all acts necessary and incident to the foregoing; and

(ii)           subject to the Loan Agreement and Section 9(b), to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b)           The Company, and the Member or any Officer on behalf of the Company, may enter into and perform its obligations under the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Officer or other Person except as required under this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Officer to enter into other agreements on behalf of the Company.  The Member may authorize any Person (including, without limitation, any Officer) to enter into and perform any other document on behalf of the Company.

Section 8.               Powers.

Subject to Section 9(b), the Company, and the Member and the Officers on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.               Management.

(a)           In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member.  Subject to Section 9(b), the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  The Member has the authority to bind the Company within the meaning of Section 18-402 of the Act.

(b)           Limitations on the Company’s Activities.

(i)            This Section 9(b) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)           The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Special Member” or Sections 5, 7, 8, 9, 11, 16, 17, 18, 19, 20, 21, 22, 23, 24, 28 or 30 or Schedule A of this Agreement without the unanimous written consent of the Member (including the unanimous written consent of the directors of the Member (including its two Independent Directors)) and in accordance with the Loan Agreement.  Subject to this Section 9(b), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 30.

(iii)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, any Officer or any other Person, neither the Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, so long as any Obligation is outstanding and without the prior unanimous written consent of the Member (including the unanimous written consent of the directors of the Member (including its two Independent Directors)), to take any Material Action.

(iv)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, any Officer or any other Person, neither the Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, so long as any Obligation is outstanding, without the prior unanimous written consent of the Member (including the unanimous written consent of the directors of the Member (including its two Independent Directors)) and in accordance with the Loan Agreement, to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company.

(v)           So long as any Obligation is outstanding, the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.  So long as any Obligation is outstanding, the Member also shall cause the Company to:

(A)          to the fullest extent permitted by law, remain solvent and pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due;

(B)           do all things necessary to preserve its existence, observe all limited liability company formalities and will not amend, modify or otherwise change this Agreement in any manner other than as expressly provided in Section 30;

(C)           continuously maintain its existence and be qualified to do business in all states necessary to carry on its business including the states where the Properties are located;

(D)          conduct and operate its business in its own name and as presently conducted and operated, comply with all organizational formalities and conduct its business in its own name;

(E)           maintain books and records and bank accounts separate from those of the Member, any Affiliate and any other Person and maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; provided, however, that if the Company is included in the consolidated financial statements of any of its Affiliates, the Company’s status as a separate legal entity, its ownership of the Properties and the lien of the mortgages thereon as security for the Loan (as defined in the Loan Agreement) shall be disclosed in the footnotes to such Affiliate’s financial statements;

(F)           at all times hold itself out to the public as a legal entity separate and distinct from any other Person (including the Member, any Affiliate and any Affiliates of the foregoing), and not as a department or a division of any Person and will correct any known misunderstandings regarding its existence as a separate legal entity;

(G)           pay the salaries of its own employees, if any, from its own funds, to the extent available and maintain a sufficient number of employees in light of its contemplated business;

(H)          allocate fairly and reasonably any overhead for shared office space;

(I)            use separate stationary, invoices and checks;

(J)            maintain its status as a disregarded entity for federal income tax purposes, provided, that if it fails to maintain its status as a disregarded entity, it shall file such tax returns with respect to the Company as may be required in accordance with applicable law;

(K)          maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(L)           maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and

(M)         comply and cause its Affiliates to comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the nonconsolidation opinion delivered pursuant to the Loan Agreement.

Failure of the Company, or the Member or any Officer on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Special Member.

(vi)          So long as any Obligation is outstanding, the Member shall not cause or permit the Company to, (x) unless in accordance with the Loan Agreement and (y) without the unanimous written consent of the Member (including the unanimous written consent of the directors of the Member (including its two Independent Directors)):

(A)          to the fullest extent permitted by law, seek, acquiesce in, or suffer or permits its liquidation, dissolution or winding up, in whole or in part;

(B)           to the fullest extent permitted by law, acquire by purchase or otherwise, all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(C)           commingle or permit to be commingled its funds or other assets with those of any other Person;

(D)          hold itself out to be responsible for the debts or obligations of any other Person;

(E)           guarantee or otherwise become liable on or in connection with any obligation of any other Person;

(F)           hold title to its assets other than in its own name, except for funds deposited into the Accounts (as defined in the Loan Agreement) in accordance with the Loan Documents;

(G)           own any assets other than the Properties (as defined in the Loan Agreement and incidental property necessary for the Company’s administration, leasing and operation of the Properties and the proceeds therefrom);

(H)          engage in any business, directly or indirectly, other than the ownership, management and operation of the Properties, or as required or permitted to be performed under the Basic Documents, Section 7 or Section 9(b);

(I)            enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Borrower Party except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate;

(J)            incur any Indebtedness or Contingent Obligation, other than (i) the Obligations, (ii) subject to the terms and conditions of Section 5.17 of the Loan Agreement, unsecured trade payables incurred in the ordinary course of business of owing or operating the Properties and Indebtedness relating to financing of equipment and personal property in the ordinary course of business and (iii) any other Indebtedness or Contingent Obligation expressly permitted under the Loan Agreement or under the other Loan Documents;

(K)          pledge its assets for the benefit of any other Person or make any loan or advances to any Person (including any of its Affiliates); and

(L)           acquire obligations or securities of any of its Affiliates.

Section 10.             Officers.

(a)           Officers.  The Member may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”).  Any Officer so designated shall have such title and authority and perform such duties as the Member may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Member, the Officers shall have such authority and perform such duties as officers with similar titles of business corporations organized under the General Corporation Law of the State of Delaware.  Each Officer shall hold office for the term for which such Officer is designated and until its qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein.  Any Officer may be removed as such, with or without cause, by the Member at any time.  Any Officer may resign at any time upon written notice to the Company.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Member receives such written resignation.  The initial Officers of the Company designated by the Member are listed on Schedule C attached hereto.

(b)           Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(b), the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)           Duties of Officers.  Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 11.             Springing Member.

As long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one Springing Member who shall become a member having 0% economic interest in the Company upon the occurrence of the events specified in Section 5(b).  Upon the occurrence of any such event, the personal representative (as defined in the Act) of the Member (which shall be Ventas, Inc. so long as Ventas, Inc. retains all of the common stock of the Member) shall automatically be entitled to the distributions to which the Member was entitled hereunder and any other right conferred thereupon by the Act or this Agreement.  All right, power and authority of the Springing Member shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  The initial Springing Member shall be Dwight Jenkins.

Section 12.             Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Special Member of the Company.

Section 13.             Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.  In accordance with Section 5(b), the Special Member shall not be required to make any capital contributions to the Company.

Section 14.             Additional Contributions.

The Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company at any time at its sole discretion.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement.  The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.             Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16.             Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 17.             Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Member.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18.             Other Business.

To the extent permitted by their respective organizational documents and this Agreement, the Member, the Special Member and any Affiliate of the Member or the Special Member may engage in or possess an interest in other business ventures (unconnected with the

Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19.             Exculpation and Indemnification.

(a)           Neither the Member nor the Special Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or the Special Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)           To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 19 shall be payable from amounts allocable to any other Person pursuant to the Loan Documents.

(c)           To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, he advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member and the Special Member to replace such other duties and liabilities of such Covered Person.

(f)            The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

Section 20.             Assignments.

Subject to Section 22 and the Loan Documents, the Member may assign in whole or in part its limited liability company interest in the Company.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 20, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 21.             Resignation.

So long as any Obligation is outstanding, the Member may not resign, except (i) as permitted under the Loan Documents and, so long as any portion of the Obligations is then rated by any Rating Agency, if the Rating Agency Condition is satisfied, or (ii)  subject to the provisions of the Loan Documents upon the Member’s assignment of all of its limited liability company interests in the Company to an Affiliate.  If the Member is permitted to resign pursuant to this Section 21, an additional member of the Company shall be admitted to the Company as the Member, subject to Section 22, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 22.             Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Member may be admitted to the Company other than as permitted by Article 11 of the Loan Agreement.

Section 23.             Dissolution.

(a)           Subject to Section 9(b), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the

Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or the Special Member shall not cause the Member or the Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(e)           Upon the cancellation of the Certificate of Formation by the filing of a certificate of cancellation or otherwise in accordance with the Act, this Agreement shall terminate.

Section 24.             Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof.  The interest of the Member in the Company is personal property.

Section 25.             Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on August 31, 2001.

Section 26.             Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27.             Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28.             Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 11, 19, 20, 21, 22, 23, 28 and 30, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

Section 29.             Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30.             Amendments.

Subject to Section 9(b), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.  Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding and any portion of such Obligation is then rated by any Rating Agency, this Agreement may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied except:  (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 31.             Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32.             Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the

Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto, (c) in the case of the Special Member, to the Special Member at its address as listed on Schedule B attached hereto (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 5th day of December, 2001.

MEMBER:

VENTAS FINANCE I, INC., a Delaware corporation

By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President

SPRINGING MEMBER:

/s/ Dwight Jenkins
Dwight Jenkins

SCHEDULE A

Definitions

A.            Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Affiliate” means in relation to any Person, any other Person:  (i) directly or indirectly controlling, controlled by, or under common control with, the first Person; (ii) directly or indirectly owning or holding fifty percent (50%) or more of any equity interest in the first Person; or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, (1) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person, or of all or any substantial part of its properties, or (vii) admits in writing its inability to pay its debt as such debts become due, or (2)(i) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or (ii) if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person, or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means (i) this Agreement, (ii) the Master Lease, (iii) the Cash Management Agreement, (iv) the Loan Agreement, (v) the Loan Documents, and (vi) all documents and certificates contemplated by the foregoing or delivered in connection therewith.

“Borrower Party” means the Company, the Member and Ventas, Inc.

“Cash Management Agreement” means the Cash Management Agreement, to be entered into by and among the Company, the Lender and the Central Account Bank (as defined in the Loan Agreement), as amended from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on August 31, 2001.

“Company” means Ventas Finance I, LLC, a Delaware limited liability company.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests,

“Covered Persons” has the meaning set forth in Section 19(a).

“Independent Director” means an individual duly appointed to the board of directors of the Member, satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of the Member, and may not have been at any time during the preceding five years (i) a stockholder, director, officer, employee, partner, attorney or counsel of the Company, Ventas, Inc, or any Affiliate of either of them (except that such individual may be an independent director of the Member or the Springing Member or Special Member of the Company), (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Company, Ventas, Inc. or any Affiliate of either of them, (iii) a Person or other entity Controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, attorney, counsel, customer, supplier or other Person.

“Lender” means Merrill Lynch Mortgage Lending, Inc., a Delaware corporation and its successors and assigns.

“Loan Agreement” means the Loan and Security Agreement, to be entered into by and among the Company, the Lender, Ventas Finance I, Inc., as Member and Ventas, Inc., as Guarantor, as amended from time to time.

“Loan Documents” means the Loan Documents as defined in the Loan Agreement.

“Master Lease” means the Master Lease Agreement, to be entered into by and among the Company, as Lessor, Kindred Healthcare, Inc., a Delaware corporation (f/k/a Vencor, Inc.) and Kindred Healthcare Operating, Inc., a Delaware corporation (f/k/a Vencor Operating, Inc.) collectively, as tenants, as amended from time to time.

“Material Action” means to institute proceedings to have the Company be adjudicated Bankrupt or insolvent, or consent to the institution of Bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to Bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Member” means Ventas Finance I, Inc., a Delaware corporation, as the sole member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, including a Substitute Member, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.

“Obligations” means the indebtedness, liabilities and obligations of the Company under or in connection with the Loan Documents.

“Officer” has the meaning set forth in Section 10.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Properties” means the skilled nursing facilities (including land and improvements) listed on Exhibit A to the Loan Agreement, as further described in the Loan Agreement.

“Rating Agency” has the meaning assigned to that term in the Loan Documents.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency shall have delivered a Rating Confirmation to the Company.

“Rating Confirmation” has the meaning assigned to that term in the Loan Agreement.

“Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to Section 5(b), a Person acting as the Springing Member, in such Person’s capacity as a member of the Company.  A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Springing Member” means the Person appointed as Springing Member by the Member pursuant to Section 11.

“Substitute Member” means a substitute member of the Company appointed as such pursuant to Section 5(b).

B.            Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest

Ventas Finance I, Inc.	4360 Brownsboro Road, Suite 115 Louisville, KY 40207	$1.00	100%

B-1

SCHEDULE C

OFFICERS	TITLE

Debra A. Cafaro	President and CEO

John C. Thompson	Vice President and Treasurer

T. Richard Riney	Executive Vice President and Secretary

C-1